August 24, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by the
State Street Navigator Securities Lendi
ng Trust (copy attached),
which we understand will be filed with
the Securities and Exchange Commission,
pursuant to Item 77K of
Form N-SAR, as part of the Form N-SAR o
f the State Street Navigator Securities
Lending Trust dated
August 24, 2017.  We agree with the sta
tements concerning our Firm in such For
m N-SAR.

Very truly yours,


/s/PricewaterhouseCoopers LLP
Boston, Massachusetts
































Disclosure noted as part of N-SAR:

Change in Audit Firm

On February 15, 2017, the Audit Committee (the "Commi ttee") of the Board of Trustees of the Trust dismissed PricewaterhouseCoopers LLP ("PwC"), 101 S eaport Boulevard, Suite 500, Boston, MA 02210, as the Trust's independent registered public accounting firm effective following the issuance by PwC of their report on the Fund's December 31, 2016 annual financ ial statements.

The reports of PwC on the Trust's financial statemen ts for the fiscal years ended December 31, 2016 and 2015 did not contain an adverse opinion or disclaime r of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.

During the fiscal years ended December 31, 2016 and 2015, and in the subsequent interim period through February 15, 2017, there were: (a) no disagreements with PwC on any matters of accounting principles or practices, financial statement disclosure or auditi ng scope or procedure which disagreements, if not resolved to the satisfaction of PwC, would have cau sed PwC to make reference to the matter in their reports on the financial statements for such years;
and (b) no reportable events (as defined in Regulation
S-K 304(a)(1)(v)).

The Trust has provided a copy of the foregoing disc losures to PwC and requested that PwC furnish it with a letter addressed to the Securities and Exchange Comm ission stating whether PwC agrees with the above statements. A copy of PwC's letter, dated August 24, 2017, is included as an exhibit to this filing.

On February 15, 2017, the Committee also approved th e appointment of Ernst & Young LLP ("E&Y"), 200
Clarendon Street, Boston, MA 02116, as the Trust's ind ependent registered public accounting firm for the fiscal year ending December 31, 2017.

During the two most recent fiscal years and in the sub sequent interim period through February 15, 2017, neither the Trust nor anyone on its behalf has consulte d with E&Y with respect to either (i) the application of accounting principles to a specified transaction, e ither completed or proposed, or the type of audit opinion that would have been rendered on the Trust's f inancial statements, and neither a written report nor oral advice was provided to the Trust that was an important factor considered by the Trust in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement or a reportable event (as de fined in Regulation S-K 304(a)(1)(v)).